AMERIANA BANCORP REPORTS 2012 NET INCOME
OF $1.8 MILLION OR $0.62 PER SHARE

NEW CASTLE, Ind. (January 25, 2013) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced that earnings for the fourth quarter of 2012 increased 27% to $577,000, or $0.19 per basic and diluted share, from $453,000, or $0.15 per basic and diluted share, for the fourth quarter of 2011.  For 2012, Ameriana's net income increased 61% to $1.8 million, or $0.62 per basic and diluted share, from $1.1 million, or $0.38 per basic and diluted share, in 2011.  With these results, Ameriana has remained consistently profitable for more than three years.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "We are pleased to report solid fourth quarter results – our 14th consecutive profitable quarter – to cap another successful year for Ameriana.  In the fourth quarter, we achieved increased loan production that pushed our loan portfolio to the highest level of the year, which in turn had a positive effect on our net interest margin, as did a one-time fourth quarter realization of a loan discount.  Deposit levels also remained relatively stable in the fourth quarter on a linked-quarter basis and increased significantly year over year against the backdrop of an ongoing decline in funding costs and a continued shift in deposit mix away from time deposits.  In the area of non-interest income, we were gratified by the growth of our residential mortgage lending volume, which produced higher mortgage banking revenue in the fourth quarter and for the year to help offset the impact of costs associated with other real estate owned and the impact from the decision to take considerably fewer gains on the sale of securities in 2012 versus 2011.  Lastly, during the fourth quarter we reduced our personnel costs by 12%, leading to an overall reduction of almost 7% for the year and overall lower non-interest expense for the quarter and year."  Gassen also noted that credit quality continued to show improvement during the fourth quarter, with non-performing loans declining 14% for the year.

"Looking ahead, we are cautiously optimistic about loan volume in the coming year, knowing that strong competitive conditions will continue to pressure pricing," Gassen continued.  "Because of this, we also anticipate that the banking industry will confront an even more challenging margin environment in 2013.  The impact of these forces will depend largely on the depth and breadth of the ongoing economic recovery, which in our opinion has not strengthened as much as might be expected at this point following the recession.  Still, we are encouraged by the progress we have achieved in reducing our recurring expenses and in continuing to improve credit quality in our loan portfolio.  Over the long term, we remain confident in the opportunities ahead for Ameriana and our ability to enhance shareholder value."

The Bank recorded a provision for loan losses of $255,000 for the fourth quarter of 2012, which resulted in an allowance for loan losses to total loans ratio of 1.34% at December 31, 2012, compared with 1.35% at September 30, 2012, and 1.30% at December 31, 2011.  Non-performing loans declined for the fifth consecutive quarter to 2.43% of total net loans at December 31, 2012, compared with 2.77% at September 30, 2012, and 2.82% at December 30, 2011.

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2011, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors."  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Interest income	$4,510	$4,532	$18,032	$18,794
Interest expense	843	1,091	3,845	4,870
Net interest income	3,667	3,441	14,187	13,924
Provision for loan losses	255	515	1,145	1,385
Net interest income after provision for loan losses	3,412	2,926	13,042	12,539
Other income	1,224	1,682	5,181	5,628
Other expense	3,859	4,066	15,827	17,004
Income before income taxes	777	542	2,396	1,163
Income tax	200	89	556	21
Net income	$577	$453	$1,840	$1,142

Earnings per share:
Basic	$0.19	$0.15	$0.62	$0.38
Diluted	$0.19	$0.15	$0.62	$0.38

Weighted average shares outstanding:
Basic	2,989	2,989	2,989	2,989
Diluted	2,989	2,989	2,989	2,989

Dividends declared per share	$0.01	$0.01	$0.04	$0.04

Net interest margin (fully tax-equivalent basis)	3.81%	3.75%	3.71%	3.73%

AMERIANA BANCORP
Unaudited Financial Highlights (Continued)
(In thousands, except per share amounts)

	Dec. 31, 2012	Sept. 30, 2012	Dec. 31, 2011
Total assets	$445,763	$447,834	$429,791
Cash and cash equivalents	20,853	24,722	9,709
Interest-bearing time deposits	5,704	--	--
Investment securities held to maturity	2,349	--	--
Investment securities available for sale	39,296	44,266	43,847
Loans receivable	317,444	313,164	316,641
Allowance for loan losses	4,239	4,236	4,132
Loans, net	313,205	308,928	312,509

Allowance for loan losses as a percentage of loans receivable	1.34%	1.35%	1.30%
Non-performing loans	$7,604	$8,557	$8,828
Allowance for loan losses as a percentage of non-performing loans	55.7%	49.5%	46.8%

Deposits:
Non-interest-bearing	$53,024	$52,383	$40,197
Interest-bearing	303,679	305,539	297,053
	356,703	357,922	337,250

Borrowed funds	$45,810	$45,810	$49,810
Shareholders' equity	36,546	36,190	34,505
Book value per share	12.23	12.11	11.54

Regulatory capital ratios for Ameriana Bank:
Tier 1 leverage ratio	9.31%	9.14%	9.23%
Tier 1 risk-based capital ratio	13.18%	13.03%	12.32%
Total risk-based capital ratio	14.45%	14.30%	13.58%